Exhibit 99.1

Company Contact	Investor Relations	Media Contact	Financial Media
Stuart Diamond	Carolyn Capaccio	David Haar, VP of Marketing	Dolores Naney
Chief Financial Officer	Lippert/Heilshorn & Assoc.	NMHC	Lippert/Heilshorn & Assoc.
516-605-6640	212-838-3777	518-213-1607	212-838-3777
sdiamond@nmhc.com	ccapaccio@lhai.com	dhaar@nmhcrx.com	dnaney@lhai.com

NMHC Reports Fiscal Second Quarter 2007 Results

Q2 Net Income Was $1.5 Million

PORT WASHINGTON, N.Y. – March 7, 2007 – National Medical Health Card Systems, Inc. (Nasdaq: NMHC), a national independent pharmacy benefit manager (“PBM”), today reported its results for the 2007 fiscal second quarter.

Net income for the 2007 fiscal second quarter was $1.5 million as compared to $2.9 million for the same period last year, a decrease of $1.4 million, or 48.3%. Operating income for the 2007 fiscal second quarter was $2.5 million as compared to $4.7 million for the same period last year, a decrease of $2.2 million, or 46.8%.

Jim Smith, president and chief executive officer, stated, “Results in the second quarter of fiscal 2007 continued to be challenging. Operating income decreased due to a combination of lower rebate revenue and increased selling, general and administrative expenses (“SG&A”). The increase in SG&A is primarily attributable to professional fees associated with the review of various financial transactions as well as increased stock-based compensation recognized in accordance with the provisions of FAS 123(R). Gross margin remained steady sequentially, however, driven by higher generic usage and a more favorable client mix. For the second half of the year, we remain focused on our refined sales effort, which is building a strengthening pipeline of RFP opportunities and moving NMHC into the finalist stage across a number of verticals. We continue to believe it will take through the remainder of fiscal 2007 to see meaningful results from these efforts and to further strengthen our competitive position.”

2007 Fiscal Second Quarter Operating Results

Revenue for the 2007 fiscal second quarter decreased 9.4% to $199.3 million from $219.9 million for the same period last year. The decrease is primarily the result of a decrease in covered lives as compared to last year.

Gross profit for the 2007 fiscal second quarter was $22.7 million as compared to $23.7 million for the same period last year reflecting a decrease of 4.2%. The decrease in gross profit is primarily attributable to a $1.3 million reduction from our PBM segment primarily related to a reduction in rebate revenue due to the current trends in negotiations with our clients offset by improved changes in our client mix. This decrease was partially offset by a $290,000 increase in gross profit from our Specialty segment. Gross profit, as a percentage of revenue, increased to 11.4% for the 2007 fiscal second quarter as compared to 10.8% for the same period last year. Gross profit per estimated paid prescription increased to $3.24 from $2.66 for the same period last year. The 21.3% decrease in our script count was primarily offset by an increase in the gross profit per script.

Estimated adjusted paid prescriptions for the 2007 fiscal second quarter were 7.0 million as compared to 8.9 million for the same period last year. Estimated adjusted prescription volume equals prescriptions processed at our mail service facility multiplied by 3, plus retail prescriptions. The prescriptions processed at our mail service facility are multiplied by 3 to adjust for the fact that they typically include approximately 3 times the amount of product days supplied compared with retail prescriptions.

SG&A increased $1.2 million, or 6.3%, from $19.0 million for the 2006 fiscal second quarter to $20.2 million for the 2007 fiscal second quarter. This increase is primarily the result of an $858,000 net increase in compensation and related items (inclusive of $449,000 of additional stock-based compensation recognized in accordance with the provisions of FAS 123(R)) and a $773,000 increase in professional fees and insurance. These increases were offset by a net reduction of $431,000 in other SG&A.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the 2007 fiscal second quarter was $4.8 million, a 26.2% decrease as compared to $6.5 million for the 2006 fiscal second quarter. EBITDA before stock-based compensation expense for the 2007 fiscal second quarter was $5.8 million as compared to $7.1 million for the same period last year, an 18.3% decrease. EBITDA per estimated paid prescription decreased to $0.69 during the 2007 fiscal second quarter from $0.72 during the same period last year. During the 2007 fiscal second quarter, NMHC did not pay $1.4 million of dividends on the series A preferred stock until January 2, 2007; during the 2006 fiscal second quarter, NMHC paid $1.4 million of dividends on the series A preferred stock.

Net loss available to common stockholders for the 2007 fiscal second quarter was $16,000, or $0.00 per basic and diluted share as compared to net income available to common stockholders of $1.4 million, or $0.27 per basic share and $0.24 per diluted share for the same period last year. For the 2007 fiscal second quarter, the Company’s weighted-average number of diluted shares outstanding approximated 5.5 million shares, as compared to 12.1 million shares for the same period last year. The 2007 fiscal second quarter calculation does not assume the conversion of approximately 7.0 million shares of redeemable convertible preferred stock or the outstanding options to purchase shares of common stock as they are anti-dilutive. For the same period last year, the calculation assumed the conversion of approximately 7.0 million shares of redeemable convertible preferred stock.

Operating Results for the six months ended December 31, 2006

Through the six months ended December 31, 2006, revenue decreased 10.7% to $388.0 million from $434.6 million for the same period last year. The decrease is primarily the result of a decrease in covered lives as compared to last year.

Through the six months ended December 31, 2006, gross profit was $44.9 million as compared to $47.2 million for the same period last year reflecting a decrease of 4.9%. The decrease in gross profit is primarily attributable to i) a $2.8 million reduction in rebate revenue from our PBM segment (exclusive of the $1.0 million Rebate Error as defined and discussed in our Quarterly Report on Form 10-Q for the period ended September 30, 2006 (“First Quarter 10-Q”)) due to the current trends in negotiations with our clients offset by improved changes in our client mix and ii) a $356,000 increase in credit memos issued to various customers. In total, these two items represent a $3.2 million decrease in our gross profit. There decreases were partially offset by i) a $506,000 net increase which consists of $1.5 million relating to the Claims Payable Error offset by $1.0 million relating to the Rebate Error as defined and discussed in our First Quarter 10-Q and ii) a $349,000 increase in gross profit from our Specialty segment. Gross profit, as a percentage of revenue, increased to 11.6% for the six months ended December 31, 2006 as compared to 10.9% for the same period last year. Estimated adjusted paid prescriptions for the six months ended December 31, 2006 was 13.9 million as compared to 17.5 million for the same period last year. Gross profit per estimated paid prescription increased to $3.23 from $2.70 for the same period last year.

Through the six months ended December 31, 2006, SG&A increased $2.4 million, or 6.4%, from $37.6 million to $40.0 million for the same period last year. This increase is primarily the result of i) a $1.5 million increase in professional fees and insurance, ii) a $1.3 million increase in compensation and related items (inclusive of $804,000 of additional stock-based compensation recognized in accordance with the provisions of FAS 123(R)), and iii) a $247,000 net increase which consists of $831,000 relating to the Claims Payable Error offset by $584,000 relating to the Lease Error as defined and discussed in our First Quarter 10-Q. These increases were offset by a net reduction of $647,000 in other SG&A.

EBITDA for the six months ended December 31, 2006 was $9.5 million, a 28.0% decrease as compared to $13.2 million for the same period last year. EBITDA before stock-based compensation expense for the six months ended December 31, 2006 was $11.5 million as compared to $14.5 million for the same period last year, a 20.7% decrease. EBITDA per estimated paid prescription decreased to $0.68 during the six months ended December 31, 2006 from $0.75 during the same period last year.

Net loss available to common stockholders for the six months ended December 31, 2006 was $136,000, or $0.03 per basic and diluted share as compared to net income available to common stockholders of $2.7 million, or $0.55 per basic share and $0.48 per diluted share for the same period last year. For the six months ended December 31, 2006, the Company’s weighted-average number of diluted shares outstanding approximated 5.4 million shares, as compared to 12.1 million shares for the same period last year. The calculation for the six months ended December 31, 2006 does not assume the conversion of approximately 7.0 million shares of redeemable convertible preferred stock or the outstanding options to purchase shares of common stock as they are anti-dilutive. For the same period last year, the calculation assumed the conversion of approximately 7.0 million shares of redeemable convertible preferred stock.

Business Outlook

As noted in the Company’s press release of November 15, 2006, the fiscal 2007 earnings guidance issued on September 11, 2006 should not be relied upon. Management is completing the analysis of its updated outlook for fiscal 2007 and is not providing forward looking financial guidance at this time.

NASDAQ Notification

The Company received a staff determination letter from The Nasdaq Stock Market on February 13, 2007 stating that Nasdaq had not received the Second Quarter 10-Q, as required by Nasdaq Marketplace Rule 4310(c)(14), which could serve as an additional basis for the delisting of the Company’s securities from Nasdaq. This Rule requires the Company to make timely filings with the Securities and Exchange Commission, in accordance with the Securities Exchange Act of 1934, as amended. With this filing of NMHC’s Second Quarter 10-Q, the Company believes that it has fully remediated the issues raised by Nasdaq in connection with the outstanding late filings.

Credit Agreement

The Company has notified JP Morgan Chase Bank, the administrative agent under the Company’s credit agreement, that it has not timely filed the Second Quarter 10-Q. The Company requested, and has received, temporary waivers of the relevant provisions of the credit agreement arising from the failure to timely file the Second Quarter 10-Q. As a result, NMHC is entitled to borrow up to $20.0 million pursuant to the credit agreement until March 31, 2007. If the Company provides a certificate of a financial officer and other items to the lenders on or before March 31, 2007, the Company will regain complete access to borrow up to $65.0 million pursuant to its credit agreement, subject to standard conditions and requirements. As of March 6, 2007, the Company did not have any borrowings outstanding against the credit agreement.

Conference Call

Management will host a conference call today, March 7, 2007, to discuss its 2007 fiscal second quarter and year-to-date results at 5:00 p.m. ET. To listen to the call, please dial (706) 634-1287. A live webcast of the call will be accessible on the Company’s website, www.nmhc.com. The webcast will be archived on the site and a telephone replay will be available for seven days beginning at 8:00 p.m. ET. To access the replay, please dial (706) 645-9291 using the using conference ID: 2093725.

Non-GAAP Measures

In addition to the results presented in accordance with GAAP throughout this press release, NMHC has presented non-GAAP financial measures, such as EBITDA, EBITDA per paid prescription, and gross profit and SG&A expenses exclusive of various errors which are defined and discussed in the First Quarter 10-Q.

NMHC calculates and uses EBITDA as an indicator of their ability to generate cash from their reported operating results. This measurement is used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, we believe that EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for their discretionary use, nor is it intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under GAAP. The items excluded from EBITDA but included in the calculation of their reported net income are significant components of their consolidated statements of income, and must be considered in performing a comprehensive assessment of their overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Their calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies. Reconciliation schedules to the comparable GAAP measures are available in the tables below.

Estimated adjusted prescription volume equals prescriptions processed at our mail service facility multiplied by 3, plus retail prescriptions. These prescriptions processed at our mail service facility are multiplied by 3 to adjust for the fact that they typically include approximately 3 times the amount of product days supplied compared with retail prescriptions. EBITDA per paid prescription is calculated by dividing EBITDA by estimated adjusted prescriptions.

While gross profit and SG&A expenses excluding the impact of various errors which are defined and discussed in the First Quarter 10-Q are not measures of financial performance under U.S. generally accepted accounting principles, they are provided as information for investors for analysis purposes in evaluating the effect of the identified errors on our gross profit and SG&A. Gross profit and SG&A excluding the impact of the identified errors are not meant to be considered a substitute or replacement for gross profit or SG&A as prepared in accordance with U.S. generally accepted accounting principles. The reconciliations from gross profit and SG&A to gross profit and SG&A excluding the impact of the identified errors are available in the tables below.

About NMHC

National Medical Health Card Systems, Inc. provides PBM services to plan clients, which include managed care organizations, local governments, unions, corporations and third party health care plan administrators through its network of licensed pharmacies throughout the United States. The Company’s PBM services include electronic point-of-sale pharmacy claims management, retail pharmacy network management, mail service pharmacy claims management, specialty pharmacy claims management, benefit design consultation, preferred drug management programs, drug review and analysis, consulting services, disease information services, data access, reporting and information analysis, and physician profiling. In addition, the Company operates a mail service pharmacy and a specialty pharmacy.

Forward-Looking Statements

This press release and any attachment thereto contains forward-looking information about National Medical Health Card Systems, Inc.’s financial results and estimates, business prospects, and products and services that involve substantial risks and uncertainties or other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You can identify these statements by the use of words such as “may,” “could,” “estimate,” “will,” “believe,” “anticipate,” “think,” “intend,” “expect,” “project,” “plan,” “target,” “forecast”, and similar words and expressions which identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and involve known and unknown risks and uncertainties, and other factors. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. For a discussion of such risks, uncertainties and other matters that could cause actual results to differ materially, including risks relating to, among other factors, pricing, competition in the bidding and proposal process, our ability to consummate contract negotiations with prospective clients, dependence on key members of management, government regulation, acquisitions and affiliations, the market for PBM services, readers are urged to carefully review and consider various disclosures made by NMHC in its Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and in its reports on Forms 10-Q and 8-K filed with the U.S. Securities and Exchange Commission. NMHC assumes no obligation to update any forward-looking statements contained in this document or the attachments to reflect new information or future events or developments after the date any such statement is made.

— Tables Follow —

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2006	June 30, 2006

	(unaudited)
Assets
Current:

Cash and cash equivalents	$11,760	$8,410
Restricted cash	4,464	4,845
Accounts receivable, net of allowance for doubtful accounts of $2,279 and $2,261, respectively	86,225	82,365
Rebates receivable	47,048	48,911
Inventory	6,279	5,666
Deferred tax assets	1,894	2,278
Prepaid expenses and other current assets	5,595	2,623

Total current assets	163,265	155,098

Property and equipment, net	16,960	13,653
Intangible assets, net	2,863	3,013
Goodwill	99,414	99,319
Other non-current assets	1,189	1,070

Total Assets	$283,691	$272,153

Liabilities, Redeemable Preferred Equity, and Common Stockholders’ Equity
Current Liabilities:

Claims payable to pharmacies	$83,440	$88,979
Rebates payable to clients	65,745	60,953
Trade and other payables and accrued expenses	11,137	12,248
Current portion of capital lease obligations	1,493	16
Income taxes payable and other current liabilities	5,173	—

Total current liabilities	166,988	162,196

Capital lease obligations, less current portion	1,807	—
Other non-current liabilities	909	829
Deferred tax liability	8,422	7,784

Total liabilities	178,126	170,809

Commitments and Contingencies
Redeemable Preferred Equity:

Series A redeemable convertible preferred stock $.10 par value; 15,000,000 shares authorized, 6,956,522 issued and outstanding, aggregate liquidation preference of $82,365,220 and $96,000,004	76,577	76,338

Common Stockholders’ Equity:

Common Stock, $.001 par value, 35,000,000 shares authorized, 10,111,265 and 9,933,697 shares issued, 5,471,365 and 5,293,797 outstanding, respectively	10	10
Additional paid-in-capital	130,748	126,630
Accumulated deficit	(49,891)	(49,755)
Treasury stock at cost, 4,639,900 shares	(51,879)	(51,879)

Total common stockholders’ equity	28,988	25,006

Total Liabilities, Redeemable Preferred Equity, and Common Stockholders’ Equity	$283,691	$272,153

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(Amounts in thousands, except per share amounts)

	Three months ended December 31,		Six months ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue (excludes participant co-payments retained by the pharmacies of $70,656, $83,046, $145,290 and $160,499, respectively)	$199,304	$219,909	$388,017	$434,601

Cost of claims (excludes participant co-payments retained by the pharmacies of $70,656, $83,046, $145,290 and $160,499, respectively)	176,607	196,232	343,118	387,362

Gross profit	22,697	23,677	44,899	47,239

Selling, general and administrative expenses	20,208	18,950	40,044	37,588

Operating income	2,489	4,727	4,855	9,651

Other income (expense):
Interest expense	(101)	(78)	(250)	(182)
Interest income	380	446	811	620
Other income (expense), net	8	(52)	21	(40)

	287	316	582	398

Income before provision for income taxes	2,776	5,043	5,437	10,049
Provision for income taxes	1,262	2,145	2,511	4,284

Net income	$1,514	$2,898	$2,926	$5,765

Redeemable convertible preferred stock cash dividends	1,411	1,411	2,823	2,823
Accretion of transaction expenses	119	119	239	239

Net income (loss) available to common stockholders	$(16)	$1,368	$(136)	$2,703

Earnings (loss) per common share:
Basic	$(0.00)	$0.27	$(0.03)	$0.55

Diluted *	$(0.00)	$0.24	$(0.03)	$0.48

Weighted average number of common shares outstanding:
Basic	5,469	5,025	5,430	4,943

Diluted *	5,469	12,146	5,430	12,133

*	For the three and six months ended December 31, 2005, the number of weighted average diluted shares was calculated using the “as if converted” method for the redeemable convertible preferred stock. For the three and six months ended December 31, 2006, the redeemable convertible preferred stock and the outstanding options to purchase shares of common stock were anti-dilutive and the “as if converted” method was not used to calculate the number of weighted average diluted shares.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months December 31,
	2006	2005
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$2,926	$5,765
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,578	3,592
Employee stock option compensation expense	2,068	1,264
Amortization of deferred gain	(21)	(12)
Amortization of deferred financing costs	56	56
Loss on disposal of capital assets	—	64
Provision for doubtful accounts	911	552
Deferred income taxes	1,022	491
Excess tax benefits from exercise of options	—	(1,021)
Changes in assets and liabilities:
Restricted cash	381	139
Accounts receivable	(4,771)	(8,768)
Rebates receivable	1,863	(18,156)
Inventory	(613)	(2,401)
Due from affiliates	—	31
Prepaid expense and other current assets	(2,972)	2,005
Other non-current assets	(175)	(2)
Claims payable to pharmacies	(5,539)	5,947
Rebates payable to clients	4,792	19,949
Trade and other payables and accrued expenses	(1,971)	(6,740)
Income taxes payable and other current liabilities	5,371	2,594
Other non-current liabilities	101	11

Net cash provided by operating activities	8,007	5,360

Cash flows from investing activities:
Capital expenditures	(2,439)	(3,680)
Acquisition of Inteq, net of cash acquired	—	116
Acquisition of PPP, net of cash acquired	(901)	(425)
Acquisition of MPP	(100)	—
Proceeds from sale of capital assets	5	100

Net cash used in investing activities	(3,435)	(3,889)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,852	2,344
Proceeds from revolving credit facility	26,850	65,575
Repayment of revolving credit facility	(26,850)	(65,575)
Payment of redeemable convertible preferred stock cash dividends	(1,412)	(2,823)
Excess tax benefits from exercise of options	—	1,021
Repayments of debt and capital lease obligations	(1,662)	(14)

Net cash (used in) provided by financing activities	(1,222)	528

Net increase in cash and cash equivalents	3,350	1,999
Cash and cash equivalents at beginning of period	8,410	7,272

Cash and cash equivalents at end of period	$11,760	$9,271

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

GROSS PROFIT RECONCILIATION

$ IN THOUSANDS

While gross profit excluding the impact of errors as discussed and defined in our First Quarter 10-Q is not a measure of financial performance under U.S. generally accepted accounting principles, it is provided as information for investors for analysis purposes in evaluating the effect of the identified errors on gross profit. Gross profit excluding the impact of the identified errors is not meant to be considered a substitute or replacement for gross profit as prepared in accordance with U.S. generally accepted accounting principles. The reconciliation from gross profit to gross profit excluding the impact of the identified errors is as follows:

	Six Months Ended December 31,
	2006	2005
Gross profit, as reported	$44,899	$47,239

Impact of errors identified during the First Quarter 10-Q

Rebate Errors	1,017	—

Claims Payable Errors	(692)	—
Claims Payable Error (see offset in SG&A Reconciliation)	(831)	—

	(1,523)

Other	27	—

Adjusted gross profit, on a proforma basis	$44,420	$47,239

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES RECONCILIATION

$ IN THOUSANDS

While SG&A excluding the impact of errors as discussed and defined in our First Quarter 10-Q is not a measure of financial performance under U.S. generally accepted accounting principles, it is provided as information for investors for analysis purposes in evaluating the effect of the identified errors on SG&A. SG&A excluding the impact of the identified errors is not meant to be considered a substitute or replacement for SG&A as prepared in accordance with U.S. generally accepted accounting principles. The reconciliation from SG&A to SG&A excluding the impact of the identified errors is as follows:

	Six Months Ended December 31,
	2006	2005
Selling, general and administrative expenses, as reported	$40,044	$37,588

Impact of errors identified during the First Quarter 10-Q

Claims Payable Error (see offset in Gross Profit Reconciliation)	(831)	—
Accounting Treatment For Leases Error	584
Other	47	—

Adjusted selling, general and administrative expenses, on a proforma basis	$39,844	$37,588

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

EBITDA RECONCILIATION

$ IN THOUSANDS

	Six Months Ended Dec. 31,
	2006	2005
Cash flow from operations	$8,007	$5,360
Provision for income taxes	2,511	4,284
Interest expense, net	(561)	(438)
Net change in assets and liabilities	3,533	5,391
Non-cash items to reconcile net cash from operations to net income	(4,036)	(1,394)

EBITDA	9,454	13,203

Stock-based compensation expense	2,068	1,264

EBITDA before stock-based compensation expense	$11,522	$14,467

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

EBITDA RECONCILIATION

$ IN THOUSANDS

	Quarter Ended Dec. 31,
	2006	2005
Cash flow from operations	$4,485	$2,127
Provision for income taxes	1,262	2,145
Interest expense, net	(279)	(368)
Net change in assets and liabilities	987	2,880
Non-cash items to reconcile net cash from operations to net income	(1,655)	(324)

EBITDA	4,800	6,460

Stock-based compensation expense	1,044	596

EBITDA before stock-based compensation expense	$5,844	$7,056